As filed with the Securities and Exchange Commission on May 5, 2023

Registration No. 333-239842

Registration No. 333-235404

Registration No. 333-227015

Registration No. 333-220393

Registration No. 333-213037

Registration No. 333-193489

Registration No. 333-185195

Registration No. 333-169316

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-239842)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-235404)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-227015)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-220393)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-213037)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-193489)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-185195)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-169316)

TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Impac Mortgage Holdings, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	33-0675505 (I.R.S. Employer Identification No.)

4000 MacArthur Blvd., Suite 6000
Newport Beach, California, 92660
(949) 475-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Impac Mortgage Holdings, Inc.  2020 Equity Incentive Plan

Impac Mortgage Holdings, Inc.  2010 Omnibus Incentive Plan, as amended

(Full Title of the plans)

Joseph Joffrion
General Counsel

Impac Mortgage Holdings, Inc.
4000 MacArthur Blvd., Suite 6000
Newport Beach, California 92660

(949) 475-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Impac Mortgage Holdings, Inc. (the “Registrant”) is filing these post-effective amendments (the “Post-Effective Amendments”) to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) thereby registered for offer or sale pursuant to the Registrant’s 2020 Equity Incentive Plan and the Registrant’s 2010 Omnibus Incentive Plan, as amended, which have been previously filed with the Securities and Exchange Commission (the “SEC”) and that remain unsold:

1. Any and all shares of common stock, registered but unsold or otherwise unissued as of the date hereof under Registration No. 333-239842, filed with the SEC on July 13, 2020, registering up to 2,000,000 shares of common stock.

2. Any and all shares of common stock, registered but unsold or otherwise unissued as of the date hereof under Registration No. 333-235404, filed with the SEC on December 6, 2019, registering up to 500,000 shares of common stock.

3. Any and all shares of common stock, registered but unsold or otherwise unissued as of the date hereof under Registration No. 333-227015, filed with the SEC on August 24, 2018, registering up to 300,000 shares of common stock.

4. Any and all shares of common stock, registered but unsold or otherwise unissued as of the date hereof under Registration No. 333-220393, filed with the SEC on September 8, 2017, registering up to 500,000 shares of common stock.

5. Any and all shares of common stock, registered but unsold or otherwise unissued as of the date hereof under Registration No. 333-213037, filed with the SEC on August 9, 2016, registering up to 900,000 shares of common stock.

6. Any and all shares of common stock, registered but unsold or otherwise unissued as of the date hereof under Registration No. 333-193489, filed with the SEC on January 22, 2014 registering up to 300,000 shares of common stock.

7. Any and all shares of common stock, registered but unsold or otherwise unissued as of the date hereof under Registration No. 333-185195, filed with the SEC on November 30, 2012, registering up to 250,000 shares of common stock.

8. Any and all shares of common stock, registered but unsold or otherwise unissued as of the date hereof under Registration No. 333-169316, filed with the SEC on July 13, 2020, registering up to 1,564,485 shares of common stock.

On April 27, 2023, the Company announced that the NYSE American, LLC (“NYSE American”) had delisted its common stock and preferred stock purchase rights as a result of the Company’s failure to comply with the NYSE American’s shareholder equity requirements. Following the delisting, on May 3, 2023 the Company’s Board of Directors determined that it was in the best interests of the Company to suspend its reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. In connection with the Company’s decision, the Company has terminated any and all offerings pursuant to the aforementioned Prior Registration Statements. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of each the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Prior Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Prior Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California on May 5, 2023.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Joseph Joffrion
Name:	Joseph Joffrion
Title:	General Counsel

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George A. Mangiaracina	Chairman of the Board, Chief Executive Officer and Director	May 5, 2023
George A. Mangiaracina	(Principal Executive Officer)

/s/ Jon Gloeckner	SVP, Treasury & Financial Reporting	May 5, 2023
Jon Gloeckner	(Interim Principal Financial Officer and Principal Accounting Officer)

/s/ Katherine Blair	Director	May 5, 2023
Katherine Blair

/s/ Frank P. Filipps	Director	May 5, 2023
Frank P. Filipps

3